Veritas DGC Inc.
Proxy for Special Meeting of Stockholders to be held on January 9, 2007
This Proxy is solicited by the Board of Directors of Veritas DGC Inc.
         The undersigned hereby appoints Thierry Pilenko, Mark E. Baldwin and Larry L. Worden, or any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated on the reverse side, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Special Meeting (including all adjournments thereof) of Stockholders of Veritas DGC Inc. to be held on Tuesday, January 9, 2007 at 10:00 a.m., Houston time, at the offices of the company, 10300 Town Park Drive, Houston, Texas 77072.
         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. In the absence of such instructions, this proxy will be voted FOR the adoption of the Agreement and Plan of Merger listed in Item 1 and as the designated proxies may determine in their discretion for issues covered by Item 2.
         PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED BUSINESS ENVELOPE.

Address Change/ Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1. To approve the adoption of the Agreement and Plan of Merger dated as of September 4, 2006, by and among Veritas DGC Inc., Compagnie Générale de Géophysique, Volnay Acquisition Co. I and Volnay Acquisition Co. II, as the agreement may be amended from time to time.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.  In the discretion of the persons acting as proxies, on such other business (including procedural and other matters relating to the conduct of the meeting) that may properly come before the meeting and any adjournment(s) thereof.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement furnished therewith.

Dated this day of ------- , 200 -

Signature(s) of Stockholder

(Sign exactly as name(s) appear on your stock certificate. If shares are held jointly each holder should sign. If signing for estate, trust or corporation, title or capacity should be stated.)
________________________________________________________________________________________________________________________________________________________________________________________________________

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on the day prior to the Special Meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/vts Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Report and Proxy Statement
on the internet at www.veritasdgc.com/investors/proxies/.com